Exhibit 10.5

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This CHANGE IN CONTROL AND SEVERANCE AGREEMENT (this “Agreement”) is made and entered into as of January 3, 2012 (the “Effective Date”), by and between The Private Bank of California (the “Bank”) and Joyce N. Kaneda (“Executive”) for the purposes set forth hereinafter.

W I T N E S S E T H

WHEREAS, the Bank is a banking corporation duly organized, validly existing, and in good standing under the laws of the State of California, with power to own property and carry on its business as it is now being conducted;

WHEREAS, Executive is currently serving as an at-will employee of the Bank in the position of Chief Financial Officer; and

WHEREAS, it is the intention of the parties hereto to enter into this Agreement to provide for compensation to Executive in the event of a Change in Control of the Bank;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Bank and Executive agree as follows:

A. EMPLOYMENT AT-WILL

Executive is an employee at will with the Bank and serves at the pleasure of the Board of Directors of the Bank (the “Board”). This Agreement does not give Executive the right or obligation to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive or Executive’s right to terminate Executive’s employment with the Bank at any time, with or without Cause (as defined below).

B. CHANGE IN CONTROL

1. In the event a Change in Control of the Bank (as defined below) occurs while Executive is employed by the Bank and Executive’s employment is terminated by the Bank without Cause within twelve (12) months of such Change in Control, then, subject to the limitations contained in Paragraph C hereof, upon such termination of employment and upon delivery to the Bank of an executed waiver and release in substantially the form of Attachment “A” to this Agreement, Executive shall be entitled to payment of a lump sum equivalent of one times the highest annual cash compensation amount paid to the Executive by the Bank within the three (3) years preceding the Change in Control and, provided Executive timely elects and is eligible for COBRA, to the continuation of Executive’s coverage under the group medical care provided at the time of termination (or substantially comparable coverage) for a period of twelve (12) months following such termination (the “Severance Payment”). If the Bank is in “troubled” condition at the time such Severance Payment shall become due under this Agreement, the Bank shall seek the approval of the appropriate federal banking agency prior to making the Severance Payment as required by 12 C.F.R. Part 359, or any successor rule or regulation, and such Severance Payment shall be due and payable only upon approval of such Severance Payment by the appropriate federal banking agency.

2. A “Change in Control” of the Bank occurs upon the effective date of the first to occur of the following events:

(a) Merger. Consolidation, and Other Transactions. Any (i) merger where the Bank, or a corporation in which the Bank’s shareholders as constituted immediately prior to the merger own at least 50% of such corporation’s common stock or 50% of the common stock of the parent of such corporation following such merger in the same proportions as their ownership interests in the Bank prior to such transaction, is not the surviving corporation; (ii) a transfer of all or a substantial portion (50% or more) of the assets of the Bank to another corporation or other person in which the Bank’s shareholders as constituted immediately prior to such transfer do not own at least 50% of the common stock or 50% of the common stock of the parent of such corporation (or an equivalent economic interest in the case of a transferee that is not a corporation) following such transfer in the same proportions as their ownership interests in the Bank prior to such transaction; or (iii) the liquidation or dissolution of the Bank, except for a liquidation or dissolution in which the assets and liabilities of the Bank are transferred to a transferee in which the owners of the Bank’s common stock as constituted immediately prior to the transaction own at least 50% of the common stock or 50% of the common stock of the parent of the transferee (or an equivalent economic interest in the case of a transferee that is not a corporation) following such liquidation or dissolution in the same proportions as their ownership interests in the Bank prior to such transaction; or

(b) Majority Stockholder. Any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), together with its affiliates (but excluding the Bank’s employee benefit plans and the individuals who were the Bank’s officers or directors on the date of this Agreement and their affiliates), becomes the beneficial owner (within the meaning of Rule 13(d)(3) under the Exchange Act) of more than 50% of the Bank’s outstanding common stock.

(c) Regulatory Exception. Notwithstanding anything else to the contrary set forth herein, a “Change in Control” shall not include any sale of stock or securities, merger, transfer of assets, consolidation, liquidation, reorganization or other transaction instituted by or at the request of the California Commissioner of Financial Institutions or the Federal Deposit Insurance Corporation to resolve any supervisory concerns respecting the Bank.

C. LIMITATIONS

1. Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, no Severance Payment shall be payable to Executive under Paragraph B hereof if Executive’s employment is terminated for any of the following reasons or while grounds for termination under the following Subparagraphs exist:

(a) In the event the Executive is terminated for cause (“Cause”) as a result of Executive’s material failure to perform or neglect of the duties of his or her employment, Executive’s engagement in conduct which adversely affects or could adversely affect the Bank’s reputation in the community or which evidences the lack of Executive’s fitness or ability to perform Executive’s duties as reasonably determined by the Board in good faith; Executive’s material breach of any written Bank policy; Executive’s conviction of or plea of guilty or nolo contendere to any felony or other crime involving moral turpitude; or any material act that involves fraud or deceit.

(b) In the event of Executive’s death or if Executive is found to be physically or mentally disabled (as hereinafter defined) by the Board in good faith. For purposes of this Agreement only, physical or mental disability shall be defined as Executive having been unable to fully perform the essential functions of his or her duties to the Bank for a continuous period of four (4) months.

(c) In the event Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) and (g)(1)). In such case, the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion: (i) pay Executive all or part of the compensation withheld while its obligations under this Agreement were suspended; and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(d) In the event Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) or (g)(1)). In such case, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

(e) In the event the Bank is in default (as defined in Section 3(x)(l) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(x)(l)). In such case, all obligations under this Agreement shall terminate as of the date of default, but vested rights of the parties shall not be affected.

(f) In the event the Federal Deposit Insurance Corporation enters into (i) an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 11 of the Federal Deposit Insurance Act (12 U.S.C. Section 1821); or (ii) the Federal Deposit Insurance Corporation or the California Commissioner of Financial Institutions or his or her designee approves a supervisory merger to resolve problems related to the operation of the Bank when the Bank is in an unsafe or unsound condition, at the time the Bank enters into such an agreement such a supervisory merger is approved, all obligations under this Agreement shall be terminated, except to the extent it is determined that continuation of the Agreement is necessary for the continued operation of the Bank. In the event this Agreement is terminated, vested rights of the parties shall not be affected by any such action.

2. Golden Parachute Limitation. The Severance Payment and any other payment outside this Agreement in the nature of severance payments (“Other Severance Payments”) will be reduced as provided below to avoid the penalties imposed on “parachute payments” under the Internal Revenue Code of 1986, as amended (the “Code”).

(a) If the present value of Executive’s Severance Payment and Other Severance Payments are high enough to cause any such payment to be a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then one or more of such payments will be reduced by the minimum amount required to prevent the Severance Payment and Other Severance Payments from being a “parachute payment.”

(b) Executive may direct the Bank regarding the order of reducing Severance Payment and Other Severance Payments from the Bank to comply with this Subparagraph C.2.

3. Section 409A Limitation. It is the intention of the Bank and Executive that the Severance Payment and other benefits payable to Executive under Paragraph B of this Agreement either be exempt from, or otherwise comply with, Section 409A (“Section 409A”) of the Code. Notwithstanding any other term or provision of this Agreement, to the extent that any provision of this Agreement is determined by the Bank, with the advice of its independent accounting firm or other tax advisors, to be subject to and not in compliance with Section 409A, including, without limitation, the definition of “Change in Control” or the timing of commencement and completion of severance benefit and/or Other Severance Payments to Executive hereunder in connection with a merger, recapitalization, sale of shares or other “Change in Control,” or the amount of any such payments, such provisions shall be interpreted or amended in the manner required to comply with Section 409A. The Bank and Executive acknowledge and agree that such interpretation or amendment could, among other matters, (a) limit the circumstances or events that constitute a “change in control;” (b) delay for a period of six (6) months or more, or otherwise modify the commencement of Severance Payment and/or other benefit payments; and/or (c) modify the completion date of severance and/or Other Severance Payments. The Bank and Executive further acknowledge and agree that if, in the judgment of the Bank, with the advice of its independent accounting firm or other tax advisors, amendment of this Agreement is necessary to comply with Section 409A, the Bank and Executive will negotiate reasonably and in good faith to amend the terms of this Agreement to the extent necessary so that it complies (with the most limited possible economic effect on the Bank and Executive) with Section 409A. For example, if this Agreement is subject to Section 409A and it requires that severance and/or other benefit payments must be delayed until at least six (6) months after Executive terminates employment, then the Bank and Executive would delay payments and/or promptly seek a written amendment to this Agreement that would, if permissible under Section 409A, eliminate any such payments otherwise payable during the first six (6) months following Executive’s termination of employment and substitute therefor a lump sum payment or an initial installment payment, as applicable, at the beginning of the seventh (7th) month following Executive’s termination of employment which in the case of an initial installment payment would be equal in the aggregate to the amount of all such payments thus eliminated.

4. Covenants and Conditions.

(a) Nonsolicitation and Nondisclosure by Executive. Executive agrees that Executive shall not, for the twelve (12)-month period immediately following termination of Executive’s employment with the Bank (the “Restricted Period”), solicit, directly or indirectly, any employees of the Bank or its affiliates or subsidiaries (including any former employees who voluntarily terminated employment with the Bank within a twelve (12)-month period prior to Executive’s termination of employment with the Bank). In addition, Executive agrees that during the Restricted Period, Executive shall not solicit, encourage or assist, directly, indirectly or in any manner whatsoever, any customer, person or entity that has a business relationship with the Bank or, during the twelve (12)-month period prior to Executive’s termination of employment with the Bank, was engaged in a business relationship with the Bank, to terminate such business relationship and engage in a business relationship with any other competitive banking or financial services firm doing business within Los Angeles County, Orange County or any county in California.

(b) Disclosure of Information. Executive shall not, at any time, without the prior written consent of the Board or Chief Executive Officer of the Bank or except as required by law to comply with legal process including, without limitation, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, disclose to anyone any financial information, trade or business secrets, customer lists, computer software or other information concerning the business or operations of the Bank or its affiliates or subsidiaries (the “Proprietary Information”); provided, that Proprietary Information shall not include information (i) in or which enters the public domain (other than by breach of Executive’s obligations hereunder), (ii) acquired by Executive other than in connection with Executive’s employment, or (iii) that is disclosed to Executive by a third party not obligated to the Bank to keep such information confidential. Executive further recognizes and acknowledges that any financial information concerning any customers of the Bank or its affiliates or subsidiaries is strictly confidential and is a valuable, special and unique asset of the Bank’s business which also constitutes Proprietary Information. Executive shall not, at any time, without such consent or except as required by law, disclose to anyone said financial information or any part thereof, for any reason or purpose whatsoever. In the event Executive is required by law to disclose such information described in this Section 4(b), Executive will provide the Bank with immediate notice of such request so that it may consider seeking a protective order. If, in the absence of a protective order or the receipt of a waiver hereunder, Executive is nonetheless, in the opinion of knowledgeable counsel, compelled to disclose any of such information to any tribunal or any other party or else stand liable for contempt or suffer other material censure or material penalty, then Executive may disclose (on an “as needed” basis only) such information to such tribunal or other party without liability hereunder. Notwithstanding the foregoing, Executive may disclose such information concerning the business or operations of the Bank and its affiliates and subsidiaries as reasonably necessary in the proper performance of Executive’s duties and responsibilities hereunder or as may be required by the California Department of Financial Institutions, FDIC or other regulatory agency having jurisdiction over the operations of the Bank in connection with an examination of the Bank or other proceeding conducted by such regulatory agency.

(c) Written, Printed or Electronic Material. All written, printed and electronic material, notebooks and records including, without limitation, computer disks used by Executive in performing duties for the Bank, other than Executive’s personal address lists, telephone lists, notes and diaries, are and shall remain the sole property of the Bank. Upon termination of Executive’s employment or earlier request by the Bank, Executive shall promptly return all such materials (including all copies, extracts and summaries thereof) to the Bank.

(d) Breach of Covenants. Executive acknowledges that a breach by Executive of any of the covenants or restrictions contained in this Section 4 will cause irreparable damage to the Bank, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that if Executive breaches or attempts to breach any such covenants or restrictions, the Bank shall be entitled to temporary or permanent injunctive relief with respect to any such breach or attempted breach (in addition to any other remedies, at law or in equity, as may be available to the Bank), without posting bond or other security.

D. GENERAL PROVISIONS

1. California Law. This Agreement is to be governed by and construed in accordance with the laws of the State of California.

2. Invalid Provisions. Should any provision of this Agreement for any reason be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portion shall not be affected, and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provision eliminated.

3. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof. It supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party with respect to the subject matter hereof, which are not embodied herein. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by both the Bank and Executive.

4. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be personally delivered or (unless otherwise specified) mailed by United States mail, or sent by facsimile, provided that the facsimile cover sheet contains a notation of the date and time of transmission, and shall be deemed received: (a) if personally delivered, upon the date of delivery to the address of the person to receive such notice, (b) if mailed in accordance with the provisions of this Subparagraph D.5, three (3) business days after the date placed in the United States mail, or (c) if given by facsimile, when sent. Notices shall be addressed to the Bank at its main office and to Executive at the address then maintained by the Bank in its records for Executive, or to such other respective addresses as the parties hereto shall designate to the other by like notice.

5. Arbitration. Any dispute or controversy arising under or in connection with this Agreement, including issues raised regarding the Agreement’s formation, interpretation or breach, shall be settled exclusively by binding arbitration in accordance with the JAMS Streamlined Arbitration Rules and Procedures (“Rules”) in effect at the time the claim is made, and a judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. The arbitration will be conducted in Los Angeles County. The arbitration shall provide for written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute. The arbitrator shall have no authority to add to or to modify this Agreement, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall issue a written decision that includes the essential findings and conclusions upon which the decision is based, which shall be signed and dated. Executive and the Bank shall each bear his or its own costs and attorneys’ fees incurred in conducting the arbitration and shall split equally the fees and administrative costs charged by the arbitrator and JAMS.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE PRIVATE BANK OF CALIFORNIA

By:	/s/ D. R. Misch
Name: D. R. Misch
Title: CEO

/s/ Joyce N. Kaneda
(Print Name) Joyce N. Kaneda
(“Executive”)

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (this “Waiver Agreement”) is entered into by and between                  (“Employee”) and The Private Bank of California on its behalf and on behalf of its parents, subsidiaries, affiliates and successors-in-interest (collectively, the “Bank”).

RECITALS

A. Employee and the Bank have entered into a Change in Control and Severance Agreement dated as of         , 2011 (the “Agreement”).

B. A condition precedent to certain of the Bank’s obligations under the Agreement is the execution of this Waiver Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree and covenant as follows:

RELEASE

In consideration for the payment of severance under the Agreement, Employee agrees unconditionally and forever to release and discharge the Bank its parents, subsidiaries, affiliates, predecessors and successors-in-interest, and their respective current and former officers, directors, managers, employees, members, shareholders, representatives, attorneys, agents and assigns from any and all claims, actions, causes of action, demands, rights or damages of any kind or nature which Employee may now have, or ever have, whether known or unknown, that arise out of or in any way relate to Employee’s employment with, or separation from, the Bank on or before the date of execution of this Waiver Agreement.

This release specifically includes, but is not limited to, any claims for discrimination and/or violation of any statutes, rules, regulations or ordinances, whether federal, state or local, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, age claims under the Age Discrimination in Employment Act of 1967 (“ADEA”, as amended by the Older Workers Benefits Protection Act of 1990, the Employee Retirement Income Security Act of 1974, as amended, the California Fair Employment and Housing Act, the California Labor Code, the Equal Pay Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Racketeer Influenced and Corrupt Organizations Act, the Financial Reform Recovery and Enforcement Act of 1989, and/or Section 1981 of Title 42 of the United States Code. Notwithstanding the foregoing, nothing herein waives any rights or claims you may have that cannot lawfully be waived by agreement of the parties. In addition, nothing herein shall prevent the Equal Employment Opportunity Commission from investigating or pursuing any matter that it deems appropriate; provided, however, that Employee understands and agrees that Employee is not and shall not be entitled to seek any further monetary compensation from any Released Party and that any remedies that may be available to you are entirely superseded by the releases contained in this letter. Finally, nothing in this letter shall limit or restrict Employee’s right to (a) challenge the validity of this letter under the ADEA, or (b) prosecute any ADEA claim if such claim arises after you sign this letter, and no such action on your part shall be deemed to violate this provision or any other provision of this letter.

Attachment “A”

1

Employee further agrees knowingly to waive the provisions and protections of Section 1542 of the California Civil Code, which reads:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the debtor.

REPRESENTATIONS OF EMPLOYEE

Employee represents and agrees that, prior to the execution of this Waiver Agreement, Employee has had the opportunity to discuss the terms of this Waiver Agreement with legal counsel of Employee’s choosing.

Employee affirms that no promise or inducement was made to cause Employee to enter into this Waiver Agreement other than the inducements provided in the Agreement. Employee further confirms that Employee has not relied upon any other statement or representation by anyone other than what is in this Waiver Agreement as a basis for Employee’s agreement.

MISCELLANEOUS

Except for the Agreement and any other employee benefit plans expressly referred to in the Agreement as continuing following Employee’s termination of employment with the Bank, this Waiver Agreement sets forth the entire agreement between Employee and the Bank, and shall be binding on both party’s heirs, representatives and successors. This Waiver Agreement shall be construed under the laws of the State of California, both procedurally and substantively. If any portion of this Waiver Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining paragraphs or subparagraphs of this Waiver Agreement.

Employee acknowledges that Employee has been advised that Employee has twenty-one (21) days to consider this Waiver Agreement, and that Employee was informed that Employee has the right to consult with counsel regarding this Waiver Agreement. To the extent Employee has taken less than twenty-one (21) days to consider this Waiver Agreement, Employee acknowledges that Employee has had sufficient time to consider the Waiver Agreement and to consult with counsel, and that Employee does not desire additional time.

This Waiver Agreement is revocable by Employee for a period of seven (7) days following Employee’s execution of this Waiver Agreement. The revocation by Employee of this Waiver Agreement must be in writing, must specifically revoke this Waiver Agreement and must be received by the Bank prior to the eighth (8th) day following the execution of this Waiver Agreement by Employee. This Waiver Agreement becomes effective, enforceable and irrevocable on the eighth (8th) day following Employee’s execution of the Waiver Agreement. No payment will be made to the undersigned until on or after such date.

Attachment “A”

2

The undersigned agree to the terms of this Waiver Agreement and voluntarily enters into it with the intent to be bound hereby.

DATED:	(Print Name)

The Private Bank of California

DATED:	By:
Name:
Title:

Attachment “A”

3

FIRST AMENDMENT TO

CHANGE IN CONTROL AGREEMENT

This First Amendment to Change in Control Agreement (this “Amendment”) is entered into by and between The Private Bank of California (“TPBOC”) and Joyce Kaneda (“Executive”) as of February 5, 2013 and effective as of the Closing Date (as defined in the Merger Agreement (the “Merger Agreement”) by and between First PacTrust Bancorp, Inc. (“Bancorp”), Beach Business Bank (“Beach”) and TPBOC, which shall hereinafter be referred to as the “Effective Date”). For purposes of this Agreement, Bancorp and Beach, and Pacific Trust Bank, a federally-chartered savings bank (“Bank”) shall collectively be referred to as “Employer”. If the Closing Date does not occur, this Amendment will be null and void ab initio and of no force and effect. This Amendment is made with reference to the following:

A. TPBOC and Executive are currently parties to that certain Change in Control Agreement, dated as of January 3, 2012 (the “Agreement”), specifying the terms of certain severance benefits to Executive in the event of a Change in Control (as such term is defined in the Agreement).

B. TPBOC has entered into the Merger Agreement referenced above with Bancorp and Beach, providing for the merger of TPBOC with and into Beach (the “Merger”).

C. The Merger would constitute a “Change in Control” as defined in the Agreement.

D. In connection with the proposed Merger, TPBOC adopted a Severance and Retention Plan on August 21, 2012, to incentivize key employees, including Executive, to remain with TPBOC through the closing of the Merger (the “Severance and Retention Plan”).

E. In connection with the proposed Merger and the adoption of the Severance and Retention Plan, the parties hereto desire to amend the Agreement so that it terminates immediately prior to the consummation of the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Terms. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

2. Termination of Agreement. Effective immediately prior to the consummation of the Merger, the Agreement shall be terminated and shall be null and void for all purposes and effect, and Executive shall be entitled to no payment thereunder on account of the Merger. Instead, Executive shall receive the following benefits payable under the Severance and Retention Plan:

a. Executive will be entitled to receive an amount equal to 50% of her highest one-year compensation (as defined in the Change of Control agreements) over the past two years, provided she continues to be employed by Employer 90 days after the Effective Time of the transaction.

b. Executive will be entitled to receive an additional 50% of the compensation plus any unpaid installments of such retention amounts that would be due under Section 2.a on the earlier of (i) the one-year anniversary of the Effective Time, or (ii) immediately upon involuntary termination by Employer (other than for cause) if such termination occurs within one year after the Effective Time.

c. Executive will be entitled to one year of medical coverage in the event of involuntary termination by Employer (other than for cause) within one year after the Effective Time.

3. Payments Contingent. The parties hereto acknowledge and agree that no prospective payments under the Agreement shall be due and payable. In the event the Merger is not consummated for whatever reason, the Agreement shall remain in full force and effect without amendment or modification.

4. No Further Amendments. Except as set forth herein, the Agreement shall remain in full force and effect without further amendment or modification, until amended by further written instrument as provided in the Agreement.

5. Counterparts. This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

THE PRIVATE BANK OF CALIFORNIA

By:	/s/ David R. Misch
	Name:	David R. Misch
	Title:	Chief Executive Officer

/s/ Joyce Kaneda
Joyce Kaneda (“Executive”)